Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated February 14, 2020 (which includes an explanatory paragraph relating to the ability of Nebula Acquisition Corporation and Subsidiaries to continue as a going concern) relating to the consolidated balance sheets of Nebula Acquisition Corporation and Subsidiaries as of December 31, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2019, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated February 15, 2019 (which includes an explanatory paragraph relating to the ability of Nebula Acquisition Corporation to continue as a going concern) relating to the balance sheets of Nebula Acquisition Corporation as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2018 and for the period from October 2, 2017 (inception) through December 31, 2017, appearing in the proxy statement/prospectus, which is a part of this Registration Statement, and to the reference to our Firm under the caption “Experts” in the proxy statement/prospectus.

/s/ WithumSmith+Brown, PC
New York, New York
March 29, 2021